CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-52272 on Form N-1A, of our report dated December 30, 2025 relating to the financial statements and financial highlights of the TCW Central Cash Fund appearing in the Annual Report on Form N-CSR of TCW Funds Inc. for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Information” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

February 25, 2026